Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Second Quarter 2022 Financial Results

•	Second quarter total revenues of $8.6 million, an increase of $1.9 million (29%) from second quarter 2021
•	Second quarter net loss of $0.2 million, or diluted net loss per share of ($0.00)
•	Second quarter Adjusted EBITDA of $0.9 million, or diluted Adjusted EBITDA per share of $0.02
•	Added 62 plasma donation centers during the second quarter bringing the first half total additions to 71
•	Second quarter gross dollar load volume up 40.5% versus the year-ago period and 16.1% versus the previous quarter
•	Second quarter purchase volume was up 45.7% versus the year-ago period and 26.8% versus the previous quarter
•	Engaged Moss Adams LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, which engagement was effective June 11, 2022

HENDERSON, Nev. – August 9, 2022 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the second quarter of 2022.

“We are very pleased with our second quarter results as we continued to perform on all cylinders and distance ourselves from most of the COVID-19 related headwinds previously affecting our results,” said Mark Newcomer, Paysign CEO. “During the quarter, we improved our top and bottom lines, as well as our gross margins, and onboarded a record number of new plasma donation centers. We continue to build our pipeline and remain confident that our product offerings will continue to be enthusiastically received by our target markets.”

Quarterly Results

The following additional details are provided to aid in understanding Paysign’s second quarter 2022 results versus the year-ago period:

•	Revenues increased by $1.9 million (29%) versus the year-ago period. The impact of the following factors drove the change:

o	Plasma revenue increased by $1.9 million (31%) primarily due to an increase in the number of plasma donations and dollars loaded onto cards. The average monthly revenue per plasma center increased 18% to $6,625 versus $5,633 during the same period a year ago. We added 62 new plasma centers during the quarter, exiting the quarter with 437 centers. This compares to 366 centers at the end of 2021 and 356 centers at the end of Q2 2021. Forty-nine (49) of the centers added during the quarter were onboarded after mid-June, which suppressed our average monthly revenue per plasma center and added increased start-up costs to our cost of revenues.
o	Pharma revenue increased by $132 thousand (21%), primarily driven by the addition of eight new pharma copay programs since June 30, 2021, offset by the conclusion of five pharma prepaid programs during the same period. We did not recognize any settlement income during Q2 2022, whereas we recognized a nominal amount in Q2 2021 related to the conclusion of one pharma prepaid program.

•	Cost of revenues increased by $402 thousand (11%). Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production, postage costs, customer service, program management, application integration setup and sales and commission expense. The increase during the quarter was primarily due to start-up costs associated with the significant addition of plasma centers and variable transaction costs due to increased plasma transactions.
•	Gross profit increased by $1.5 million (49%) primarily due to increased plasma revenue. Our gross profit margin improved to 55%.
•	Selling, general and administrative expenses increased by $781 thousand or 22% compared to the same period in the prior year and consisted primarily of (i) an increase in compensation and benefits of $890 thousand due to continued hiring to support the company’s growth, a tight labor market and increased personnel insurance costs; (ii) a decrease in stock-based compensation of $53 thousand; (iii) a decrease in outside professional services for legal, tax, accounting and consultants of $151 thousand; (iv) a decrease in non-personnel insurance of $15 thousand; (v) an increase in technologies and telecom of $237 thousand; (vi) a decrease in rent, utilities and maintenance of $14 thousand; (vii) an increase in travel and entertainment of $57 thousand due to a more normalized working environment and trade show expenses; and (viii) an increase in other operating expenses of $210 thousand. The remainder of the difference is primarily related to increased capitalized software development costs.

•	Depreciation and amortization increased by $99 thousand due to the continued capitalization of new software and equipment and enhancements to our platform.
•	Other income increased by $65 thousand related to an increase in interest income resulting from higher restricted cash balances and rising interest rates and lower interest expense related to the financing of insurance premiums.
•	We recorded an income tax provision of $27 thousand due to the full valuation on our deferred tax asset in both the current and prior period and the tax benefit related to our stock-based compensation and a pretax loss in the previous year period. Due to estimated state tax payments, we recorded an income tax provision of $800 for the same period last year. The effective tax rate was (13.4%) and (0.1%) for the quarters ended June 30, 2022, and 2021, respectively.
•	Net loss decreased from $704 thousand to a loss of $228 thousand. The overall change in net loss relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $764 thousand to a profit of $442 thousand due to the factors above.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude stock-based compensation charges, and is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $711 thousand to a profit of $930 thousand due to the factors mentioned above.

Q2 2022 Milestones

•	As of June 30, 2022, we had approximately 4.7 million cardholders and 519 card programs.
•	Year-over-year revenue increased 29%.
•	Added 62 plasma donation centers and launched one new pharma copay program.
•	Restricted cash balances increased 26% from December 31, 2021, to $77.0 million.
•	Moss Adams LLP engaged as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. There were no disagreements with our previous independent registered public accounting firm.

Balance Sheet on June 30, 2022

Unrestricted cash decreased $860 thousand to $6.5 million from December 31, 2021, due primarily to the reduction in accounts payable related to our pharma business and an increase in prepaid expenses related to the purchase of card inventory necessary to support the new plasma distribution centers. Our operating results improved over the same period a year ago enabling us to generate positive cash flow from operations. This trend started in the second half of 2021. Restricted cash of $77.0 million are funds used for customer card funding with a corresponding offset under current liabilities. The increase in the second quarter of 2022 versus the end of 2021 was primarily related to increased funds on cards, increased plasma deposits and new plasma and pharma copay customers, offset by declines from pharma prepaid customers whose contracts ended at the end of the prior year. We believe that our unrestricted cash on hand at June 30, 2022, of $6.5 million, along with forecast revenues and operating profits anticipated for the remainder of 2022 and 2023, will be sufficient to sustain our operations for the next twelve months.

2022 Outlook

“We have increased the number of our plasma centers by 20% since December 31, 2021, as we are taking market share. In 2021 we added 27 new centers and expect to at least triple that number in 2022, adding three to four new centers each month through the end of the year. Our plasma business continues to rebound from the negative impact experienced from COVID-19. We expect this trend to continue as inflationary pressures for food, gasoline and other products and services appear to be driving individuals back into the plasma donation centers based on the increase we experienced in the number of loads per average donation center in the second quarter of 2022 versus the first quarter of 2022. Labor shortages at plasma donation centers and restrictions preventing Mexican nationals with tourist visas from being compensated for donating plasma remain a headwind impacting donations. Despite these remaining headwinds, we continue to post year-over-year improvements in our operating results and expect that trend to continue as we move throughout 2022. Our balance sheet remains strong and we expect it to continue to expand as a result of our operating improvements,” said Jeff Baker, Paysign CFO.

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“With the large number of plasma donation centers we added this quarter, we now expect our total revenue to grow 27.5% over 2021, coming in at the high end of our guidance range of $35.25 million to $38.35 million with upside to that range if some of the headwinds mentioned above abate. Plasma is estimated to make up about 92% of total revenues for 2022. We expect Q3 2022 total revenues to be approximately $10.2 million and Q4 2022 total revenues to be approximately $10.5 million despite two pharma prepaid programs ending in mid-November. Full-year gross profit margins are expected to be between 56% and 57%, with operating expenses expected to be approximately $22.0 million as we continue to invest in people and technology and experience higher costs in insurance, travel and entertainment and other inflationary pressures. Within total operating expenses, depreciation and amortization is expected to be approximately $3.0 million while stock-based compensation is expected to be approximately $2.3 million. Adjusted EBITDA is expected to be $4.7 million to $5.3 million with Q3 2022 being slightly higher than Q4 2022 due to the end of the pharma prepaid programs mentioned above and the sequential increases in operating expenses. Lastly, with operating losses narrowing and interest income increasing due to higher bank balances and interest rates, we expect our tax provision to be approximately $55 thousand for 2022,” Baker concluded.

COVID-19 Update

The coronavirus (“COVID-19”) pandemic, which started in late 2019 and reached the United States in early 2020, continues to significantly impact the economy of the United States and the rest of the world. While the disruption appears to be mitigating due to the availability of vaccines and other factors, the ultimate duration and severity of the pandemic remain uncertain, particularly given the development of new variants that continue to spread. The COVID-19 outbreak caused plasma center closures, and the stimulus packages signed into law in 2020 and 2021 reduced the incentive for individuals to donate plasma for supplementary income. Additionally, labor shortages at plasma donation centers and restrictions preventing Mexican nationals with tourist visas from being compensated for donating plasma, have further impacted donations. Those developments have had and will continue to have an adverse impact on the company’s results of operations. Offsetting those headwinds, inflationary pressures for food, gasoline, and other products and services appear to be driving individuals back into the plasma donation centers based on the increase we experienced in the number of loads per average donation center in the second quarter of 2022 versus the first quarter of 2022. While we remain cautiously optimistic and have seen improvements in our operating results on an aggregated basis, we cannot foresee how long it may take the company to attain pre-pandemic operating levels on a per plasma donation center basis. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and variants and around the imposition or relaxation of protective measures, management cannot at this time estimate with reasonable accuracy COVID-19’s further impact on the company’s results of operations, cash flows or financial condition.

Second Quarter 2022 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. ET today to discuss its second quarter 2022 results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and 201.389.0923 (outside the U.S.). A call replay will be available until November 11, 2022, and can be accessed by dialing 877.660.6853 (within the U.S.) and 201.612.7415 (outside the U.S.), using passcode 13731144.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, that our unrestricted cash, anticipated revenues and profits will be sufficient to sustain operations for the next 12 months; that the expected total revenue, gross profit margins, operating expenses, depreciation and amortization, stock-based compensation, Adjusted EBITDA, plasma revenues and pharma revenues for 2022 meet our expectations; that the company will continue to post year-over-year operating improvements; that the company’s growth prospects in plasma, pharma and other prepaid business materialize; and that the company will continue to be affected by COVID-19-related labor shortages and Mexican nationals not being able to donate plasma while visiting the U.S. on a tourist visa. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2021. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

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About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing designed for businesses, consumers, and government institutions. Incorporated in 1995 and headquartered in southern Nevada, the company creates customized, innovative payment solutions for clients across all industries, including pharmaceutical, healthcare, hospitality and retail. By using Paysign solutions, clients enjoy lower administrative costs, streamlined operations, increased revenues, accelerated product adoption and improved customer, employee and partner loyalty.

Built on the foundation of a robust and reliable payments platform, Paysign’s end-to-end technologies securely enable a wide range of services, including transaction processing, cardholder enrollment, value loading, cardholder account management, reporting, and customer care. The modern cross-platform architecture is highly flexible, scalable, and customizable, which delivers cost benefits and revenue-building opportunities to clients and partners.

As a full-service program manager, Paysign manages all aspects of the prepaid card lifecycle, from card design and bank approvals, production, packaging, distribution, and personalization, to inventory and security controls, renewals, lost and stolen cards, and card replacement. The company’s in-house, bilingual customer care is available 24/7/365 through live agents, interactive voice response (IVR), and two-way SMS alerts.

For over 20 years, major pharmaceutical and healthcare companies and multinational enterprises have relied on Paysign to provide full-service programs tailored to their unique requirements. The company has designed and launched prepaid card programs for corporate rewards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments, and copay assistance.

Paysign’s expanded product offerings include additional corporate incentive products and demand deposit accounts accessible with a debit card. The product roadmap includes expanded offerings into new prepaid card categories, including payroll, travel, and expense reimbursement. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches Director, Marketing 702.749.7257 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Plasma industry	$7,806,201	$5,947,313	$15,200,565	$11,330,464
Pharma industry	773,311	641,037	1,579,879	1,523,867
Other	19,264	62,940	38,971	76,387
Total revenues	8,598,776	6,651,290	16,819,415	12,930,718

Cost of revenues	3,900,965	3,498,723	7,123,355	6,946,345

Gross profit	4,697,811	3,152,567	9,696,060	5,984,373

Operating expenses
Selling, general and administrative	4,255,976	3,474,562	8,896,888	7,339,548
Depreciation and amortization	713,180	614,182	1,392,351	1,210,030
Total operating expenses	4,969,156	4,088,744	10,289,239	8,549,578

Loss from operations	(271,345)	(936,177)	(593,179)	(2,565,205)

Other income
Interest income, net	70,227	5,010	84,563	12,111

Loss before income tax provision	(201,118)	(931,167)	(508,616)	(2,553,094)
Income tax provision	26,916	800	28,813	2,400

Net loss	$(228,034)	$(931,967)	$(537,429)	$(2,555,494)

Net loss per share
Basic	$(0.00)	$(0.02)	$(0.00)	$(0.05)
Diluted	$(0.00)	$(0.02)	$(0.00)	$(0.05)

Weighted average common shares
Basic	51,993,031	50,748,437	51,906,335	50,551,299
Diluted	51,993,031	50,748,437	51,906,335	50,551,299

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$6,527,476	$7,387,156
Restricted cash	76,967,850	61,283,914
Accounts receivable	3,488,759	3,393,940
Other receivables	1,439,251	1,019,218
Prepaid expenses and other current assets	1,754,140	1,242,967
Total current assets	90,177,476	74,327,195

Fixed assets, net	1,410,947	1,642,981
Intangible assets, net	4,501,854	4,086,962
Operating lease right-of-use asset	3,806,793	3,993,655

Total assets	$99,897,070	$84,050,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$5,575,119	$5,765,478
Operating lease liability, current portion	350,753	340,412
Customer card funding	76,967,850	61,283,914
Total current liabilities	82,893,722	67,389,804

Operating lease liability, long term portion	3,495,185	3,673,186

Total liabilities	86,388,907	71,062,990

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 52,218,382 and 52,095,382 issued at March 31, 2022 and December 31, 2021, respectively	52,323	52,095
Additional paid-in-capital	17,917,680	16,860,119
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(4,311,840)	(3,774,411)
Total stockholders' equity	13,508,163	12,987,803

Total liabilities and stockholders' equity	$99,897,070	$84,050,793

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of EBITDA and Adjusted EBITDA to net loss:
Net loss	$(228,034)	$(931,967)	$(537,429)	$(2,555,494)
Income tax provision	26,916	800	28,813	2,400
Interest income, net	(70,227)	(5,010)	(84,563)	(12,111)
Depreciation and amortization	713,180	614,182	1,392,351	1,210,030
EBITDA	441,835	(321,995)	799,172	(1,355,175)
Stock-based compensation	488,287	540,921	1,057,789	1,177,135
Adjusted EBITDA	$930,122	$218,926	$1,856,961	$(178,040)

Adjusted EBITDA per share
Basic	$0.02	$0.00	$0.04	$(0.00)
Diluted	$0.02	$0.00	$0.04	$(0.00)

Weighted average common shares
Basic	51,993,031	50,748,437	51,906,335	50,551,299
Diluted	52,352,771	52,563,269	52,449,546	50,551,299

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